Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Michael C. Riebe, has authorized and designated C. Malcolm Holland, III and Noreen Skelly, or any of them signing singly, to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Veritex Holdings, Inc.. The authority of C. Malcolm Holland, III and Noreen Skelly under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of Veritex Holdings, Inc., unless earlier revoked in writing. The undersigned acknowledges that C. Malcolm Holland, III and Noreen Skelly is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: September 23, 2009	/s/ Michael C. Riebe
Michael C. Riebe